Exhibit 99.1

Investor Relations Contact Craig Jackson, VP & Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

DPL Reports Second Quarter 2011 Earnings

DAYTON, Ohio — July 28, 2011 — DPL Inc. (NYSE: DPL) today reported second quarter 2011 earnings of $0.28 per share, compared to $0.53 per share for the same period in 2010.  For the six months ended June 30, 2011, earnings were $0.66 per share compared to $1.14 per share for the same period in 2010.  Earnings per share information reported in this press release is based on diluted shares outstanding unless otherwise noted.  Average total diluted shares outstanding were 114.9 million for the second quarter 2011 and 116.2 million for the same period in 2010.

Excluding certain special items, adjusted earnings for the second quarter 2011 and six months ended June 30, 2011 were $0.33 and $0.89 per share respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP EPS Reconciliation	2011	2010	2011	2010
Reported earnings per share (GAAP unaudited)	$0.28	$0.53	$0.66	$1.14
Adjustments:
Merger related costs	$0.05	—	$0.05	—
Debt purchase premium and write-off	—	—	$0.09	—
Tax adjustments	—	—	$0.05	—
Storm costs	—	—	$0.04	—
Adjusted earnings per share (Non-GAAP)	$0.33	$0.53	$0.89	$1.14

“We achieved our operational and financial expectations for the quarter and remain on target to achieve our 2011 adjusted earnings per share from continuing operations,” said Paul Barbas, DPL President and CEO.

Second Quarter 2011 Financial Results

Revenues decreased $0.6 million to $444.9 million for the second quarter 2011 compared to $445.5 million for the same period in 2010.  This decrease was primarily the result of lower retail and wholesale sales volumes partially offset by higher average retail rates, higher average wholesale prices, and an increase in RTO capacity revenues.

Retail revenues increased $5.4 million resulting primarily from the continued recovery of fuel, energy efficiency, transmission and capacity costs partially offset by a slight reduction in retail sales volumes as cooling degree days were 15% lower than in the second quarter of 2010.

Wholesale revenues decreased $10.4 million primarily as a result of a 34% decrease in wholesale sales volume, partially offset by an 11% increase in average wholesale prices.  RTO, RTO capacity and other revenues increased $4.4 million primarily due to an increase in PJM capacity revenue.

	Three Months Ended June 30,
$ in millions	2011	2010	Variance
Retail	$348.1	$342.7	$5.4
Wholesale	28.7	39.1	(10.4)
RTO Revenues	19.5	20.1	(0.6)
RTO Capacity Revenues	49.7	40.4	9.3
Other Revenues	(1.1)	3.2	(4.3)
Total Revenues	$444.9	$445.5	(0.6)

For the six months ended June 30, 2011, revenues increased $42.9 million, or 5%, to $939.6 million compared to $896.7 million for the same period in 2010.

Fuel costs, which include coal, gas, oil, and emission allowances (net of gains on sales), increased $1.2 million, or 1%, for the second quarter 2011 compared to the same period in 2010. The increase was primarily due to a 13% increase in average fuel prices and a $0.3 million net reduction in gains realized from emission allowance and coal sales. Partially offsetting these increases was a 17% reduction in generation volume.

	Three Months Ended June 30,
$ in millions	2011	2010	Variance
Fuel Costs	$93.3	$92.4	0.9
Gains from Sale of Coal	(1.2)	(1.1)	(0.1)
Gains from Sale of Emission Allowances	0.0	(0.4)	0.4
Total Fuel Costs	$92.1	$90.9	$1.2

For the six months ended June 30, 2011, fuel costs decreased $0.9 million to $191.9 million compared to $192.8 million for the same period in 2010.

Purchased power costs increased $22.7 million, or 25%, for the second quarter 2011 compared to the same period in 2010.  This increase was primarily due to a $34.5 million increase in purchased power volumes and a $4.5 million increase in RTO capacity and other RTO charges, partially offset by a $10.1 million decrease in average purchased power prices.

	Three Months Ended June 30,
$ in millions	2011	2010	Variance
Purchased Power	$39.5	$21.3	$18.2
RTO Charges	27.1	26.7	0.4
RTO Capacity Charges	47.0	42.9	4.1
Total Purchased Power	$113.6	$90.9	$22.7

For the six months ended June 30, 2011, purchased power costs increased $70.7 million, or 43%, to $234.4 million compared to $163.7 million for the same period in 2010.

Gross margin decreased $24.5 million, or 9%, to $239.2 million for the second quarter 2011 compared to $263.7 million for the second quarter of 2010.  For the six months ended June 30, 2011, gross margin decreased $26.9 million, or 5%, to $513.3 million compared to $540.2 million for the same period in 2010.

Operation and maintenance expense increased $19.3 million, or 22%, for the second quarter 2011 compared to the same period in 2010.  The increase was primarily attributable to an $8.7 million increase in costs at DPL’s generating facilities due largely to the timing of planned generation plant outages, $5.8 million of merger related costs, a $3.5 million increase in costs which are funded through rate riders, and a $2.2 million increase in storm and line clearance costs.

For the six months ended June 30, 2011, operation and maintenance expense increased $38.1 million, or 23%, to $206.2 million compared to $168.1 million for the same period in 2010.

Depreciation and amortization expense decreased $0.6 million, or 2%, for the second quarter 2011 compared to the same period in 2010.  This decrease was primarily due to lower depreciation rates on generation property which were implemented during the third quarter of 2010.

For the six months ended June 30, 2011, depreciation and amortization expense decreased $2.9 million, or 4%, to $70.2 million compared to $73.1 million for the same period in 2010.

General taxes increased $0.3 million, or 1%, for the second quarter 2011 compared to the same period in 2010 primarily due to higher property tax accruals.

For the six months ended June 30, 2011, general taxes increased $6.6 million, or 10%, to $70.3 million compared to $63.7 million for the same period in 2010.

Interest expense increased $0.1 million, or 1%, for the second quarter 2011 compared to the same period in 2010.  The increase was primarily due to a $2.0 million write-off of the ineffective portion of DPL’s existing interest rate hedges offset by a reduction to interest expense due to the purchase of the DPL Capital Trust II 8.125% capital securities noted below.

For the six months ended June 30, 2011, interest expense decreased $0.9 million, or 3%, to $34.5 million compared to $35.4 million for the same period in 2010.

Charge for the early redemption of debt

DPL purchased $122.0 million principal amount of DPL Capital Trust II 8.125% capital securities in a privately negotiated transaction in February 2011.  As part of this transaction, DPL paid a $12.2 million, or 10%, premium and recognized $3.1 million of unamortized discount and issuance costs during the first quarter 2011.

Income taxes decreased $13.8 million, or 46%, for the second quarter 2011 compared to the same period in 2010 primarily due to a decrease in pre-tax income.

For the six months ended June 30, 2011, income taxes decreased $25.4 million, or 38%, to $41.1 million compared to $66.5 million for the same period in 2010.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $72.8 million at June 30, 2011 compared to $124.0 million at December 31, 2010.  The decrease in cash and cash equivalents was primarily attributed to $134.2 million related to the purchase of DPL Capital Trust II 8.125% capital securities, $91.4 million of capital expenditures, $76.4 million of dividends paid on common stock, $8.2 million related to the acquisition of MC Squared Energy Services, LLC, and the posting of $13.5 million of MC Squared debt and collateral, partially offset by $185.1 million of cash generated from operating activities, net sales of $69.2 million of short-term investments, and proceeds from warrant exercises of $14.7 million.

As of July 28, 2011, DP&L had no borrowings on its combined revolving credit facilities.  As a result, we currently have $420 million available on the combined revolving credit facilities.

Construction additions were $86.8 million during the six months ended June 30, 2011.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2011 through 2013, DPL is projecting to spend an estimated $770 million on capital projects.

Retail Competition Update

The annualized percentage of DP&L’s retail load (in MWHs) that has switched to Competitive Retail Electric Service (“CRES”) providers increased from 47% at the end of the first quarter 2011 to 51% currently.

However, DPL Energy Resources (“DPLER”), our retail marketer affiliate, supplies approximately 85% of the switched load.  The change in the annualized switched load reflects increased switching to unaffiliated CRES providers and residential shopping which began during the second quarter 2011.  Approximately 6% of DP&L’s annualized residential load switched to CRES providers during the past two months with DPLER acquiring 54% of the switched load.  For the calendar year 2011, based on current trends, we project customer shopping will negatively impact gross margin by approximately $40 to $45 million compared to the 2010 impact of approximately $17 million.

Current Annualized Estimate	% of MWHs
Retail Load Supplied by DP&L	49%

CRES Share of DP&L Load
DPLER Share of DP&L Load	44%
3rd Party Share of DP&L Load	7%
Total CRES Provided Load	51%

Total Retail Load	100%

2011 Earnings Guidance

DPL has reaffirmed its 2011 adjusted earnings from continuing operations guidance of $2.30 to $2.55 per share and currently expects its adjusted earnings from continuing operations to be at the lower end of its guidance.   Adjusted earnings from continuing operations is a non-GAAP financial measure which excludes the impacts of the first and second quarter 2011 special items totaling $0.23 per share, as reflected in the non-GAAP to GAAP earnings per share reconciliation above, and also excludes estimated merger transaction costs for the balance of the year which are reflected in the full-year 2011 non-GAAP to GAAP earnings per share reconciliation on the last page of this press release.

Annual Meeting of Shareholders

On July 19, 2011, DPL announced that it will hold its annual meeting of shareholders on September 23, 2011 at 10:00 AM Eastern time.  The meeting will be held at the Mandalay Banquet Center at 2700 East River Road, Dayton, Ohio 45439.  Holders of common shares of record at the close of business on August 2, 2011 are entitled to vote at the annual meeting.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined under Securities and Exchange Commission regulations. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP) in the United States.

DPL’s earnings per share is prepared in accordance with accounting principles generally accepted in the United States of America and represent the company’s earnings per share as reported in DPL’s financial statements filed with the Securities and Exchange Commission.  Adjusted earnings per share is a non-GAAP financial measure. DPL’s management believes the adjusted earnings per share to be relevant and useful information to our investors as this measure excludes certain special items. Management feels this is a meaningful analysis of our financial performance as it is not obscured by these special events.  This non-GAAP measure is also used by management in evaluating the company’s ongoing operating performance.  Adjusted earnings per share is not a substitute for measures determined in accordance with GAAP, and may not be comparable to adjusted earnings per share amounts reported by other companies.  The estimated range of non-GAAP earnings per share for full-year 2011 included in this press release includes known adjustments and one projected adjustment.  Additional events may arise that could affect the projected adjustment and/or give rise to additional adjustments for estimated or actual 2011 non-GAAP earnings per share information disclosed by DPL in the future.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” for the second consecutive year in August 2010.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER), which also does business as DP&L Energy.  The Dayton Power and Light Company, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio.  DPL, through its subsidiaries, owns and operates approximately 3,800 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,000 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Forward Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including earnings and other financial projections, the proposed merger transaction between DPL and The AES Corporation (AES) and the expected timing and completion of the transaction, management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters, such as those relating to earnings guidance and capital expenditure projections, constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; a material deterioration in DPL’s retail and/or wholesale businesses and assets; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; an otherwise material adverse change in the business, assets, financial condition or results of operations of DPL; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.  Regarding the proposed merger transaction with AES, there can be no assurance as to the timing of the closing of the transaction, or whether the transaction will close at all.  The following factors, among others, could also cause or contribute to causing our actual results to differ materially from the results anticipated in our forward looking statements:  the ability to obtain the approval of the transaction by DPL’s shareholders; the ability to obtain required regulatory approvals of the transaction or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or government entities.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Additional Information

This communication is being made, in part, in respect of the proposed merger transaction involving DPL and AES.  In connection with the proposed transaction, on June 22, 2011, DPL filed with the Securities and Exchange Commission a preliminary proxy statement regarding the proposed merger transaction and prior to its annual meeting of shareholders will mail a definitive proxy statement to its shareholders.  Shareholders are encouraged to read the definitive proxy statement regarding the proposed transaction in its entirety because it contains important information about the transaction.  Shareholders may obtain a free copy of the preliminary proxy statement, as well as any supplements or amendments thereto and other filings made by DPL regarding DPL, AES and the proposed transaction, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).  These materials can also be obtained, when available, without charge, by directing a request to DPL at communications@dplinc.com.

DPL, AES and their respective executive officers, directors and other persons may be deemed to be participants in the solicitation of proxies from DPL’s shareholders with respect to the proposed transaction.  Information regarding the officers and directors of DPL is included in its Annual Report on Form 10-K for the year ended December 31, 2010, which previously was filed with the Securities and Exchange Commission on February 18, 2011, and DPL’s preliminary proxy statement filed with the Securities and Exchange Commission on June 22, 2011.  Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement filed by DPL with the Securities and Exchange Commission on June 22, 2011 and will be contained in the definitive proxy statement and other relevant materials to be filed with the Securities and Exchange Commission in connection with the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
$ in millions except per share amounts	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues	$444.9	$445.5	$939.6	$896.7

Cost of revenues:
Fuel	92.1	90.9	191.9	192.8
Purchased power	113.6	90.9	234.4	163.7
Total cost of revenues	205.7	181.8	426.3	356.5

Gross margin	239.2	263.7	513.3	540.2

Operating expenses:
Operation and maintenance	106.8	87.5	206.2	168.1
Depreciation and amortization	35.1	35.7	70.2	73.1
General taxes	31.5	31.2	70.3	63.7
Total operating expenses	173.4	154.4	346.7	304.9

Operating income	65.8	109.3	166.6	235.3

Other income / (expense), net
Investment income	0.1	0.2	0.2	0.3
Interest expense	(17.6)	(17.5)	(34.5)	(35.4)
Charge for early redemption of debt	—	—	(15.3)	—
Other expense	(0.3)	(0.5)	(0.7)	(1.3)
Total other income / (expense), net	(17.8)	(17.8)	(50.3)	(36.4)

Earnings before income tax	48.0	91.5	116.3	198.9

Income tax expense	16.3	30.1	41.1	66.5

Net Income	$31.7	$61.4	$75.2	$132.4

Average number of common shares outstanding (millions):
Basic	114.2	115.7	114.1	115.6
Diluted	114.9	116.2	114.7	116.2

Earnings per share of common stock:
Basic	$0.28	$0.53	$0.66	$1.15
Diluted	$0.28	$0.53	$0.66	$1.14

Dividends paid per share of common stock	$0.3325	$0.3025	$0.6650	$0.6050

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
$ in millions	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net income	$75.2	$132.4

Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	70.2	73.1
Deferred income taxes	37.5	6.4
Unamortized investment tax credit	(1.4)	(1.4)
Charge for early redemption of debt	15.3	—
Changes in certain assets and liabilities	(37.1)	(16.5)
Other	25.4	10.9
Net cash provided by operating activities	185.1	204.9

Cash flows from investing activities:
Capital expenditures	(91.4)	(75.1)
Purchase of MC Squared	(8.2)	—
Purchases of short-term investments and securities	(1.7)	(61.2)
Sales of short-term investments and securities	70.9	14.2
Other	1.8	1.9
Net cash used for investing activities	(28.6)	(120.2)

Cash flows from financing activities:
Dividends paid on common stock	(76.4)	(69.9)
Early redemption of Capital Trust II debt	(122.0)	—
Premium paid for early redemption of debt	(12.2)	—
Payment of MC Squared debt	(13.5)	—
Withdrawals from revolving credit facilities	50.0	—
Repayment of borrowings from revolving credit facilities	(50.0)	—
Repurchase of DPL common stock	—	(3.9)
Exercise of warrants	14.7	—
Other	1.7	1.6
Net cash used for financing activities	(207.7)	(72.2)

Cash and cash equivalents:
Net change	(51.2)	12.5
Balance at beginning of period	124.0	74.9

Cash and cash equivalents at end of period	$72.8	$87.4

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$30.3	$35.7
Income taxes paid, net	$24.7	$53.2
Non-cash financing and investing activities:
Accruals for capital expenditures	$22.6	$11.3
Long-term liability incurred for purchase of assets	$18.7	$—

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	June 30,	December 31,
$ in millions	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$72.8	$124.0
Short-term investments	—	69.3
Accounts receivable, net	201.8	215.5
Inventories, at average cost	115.6	115.3
Taxes applicable to subsequent years	31.8	63.7
Other prepayments and current assets	69.4	40.6
Total current assets	491.4	628.4

Property:
Property, plant and equipment	5,482.6	5,353.6
Less: Accumulated depreciation and amortization	(2,629.3)	(2,555.2)
	2,853.3	2,798.4
Construction work in process	112.3	119.7
Total net property	2,965.6	2,918.1

Other noncurrent assets:
Regulatory assets	178.8	189.0
Other deferred assets	75.8	77.8
Total other noncurrent assets	254.6	266.8

Total Assets	$3,711.6	$3,813.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$297.8	$297.5
Accounts payable	94.6	98.7
Accrued taxes	70.9	68.1
Accrued interest	20.6	18.4
Customer security deposits	17.9	18.7
Other current liabilities	55.6	40.9
Total current liabilities	557.4	542.3

Noncurrent liabilities:
Long-term debt	923.6	1,026.6
Deferred taxes	660.6	625.4
Regulatory liabilities	129.4	124.0
Pension, retiree and other benefits	27.6	64.9
Unamortized investment tax credit	31.0	32.4
Insurance and claims costs	13.7	10.1
Other deferred credits	110.9	146.2
Total noncurrent liabilities	1,896.8	2,029.6

Redeemable preferred stock of subsidiary	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	1.6	2.7
Common stock held by employee plans	(8.1)	(12.5)
Accumulated other comprehensive loss	(26.1)	(18.9)
Retained earnings	1,265.9	1,246.0
Total common shareholders’ equity	1,234.5	1,218.5

Total Liabilities and Shareholders’ Equity	$3,711.6	$3,813.3

DPL Inc.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Electric Sales (millions of kWh):
Residential	1,144	1,114	2,688	2,709
Commercial	985	924	1,917	1,810
Industrial	867	977	1,696	1,778
Other retail	349	360	691	697
Total retail	3,345	3,375	6,992	6,994

Wholesale	516	786	1,122	1,545

Total electric sales	3,861	4,161	8,114	8,539

Operating Revenues ($ in thousands):
Residential	$153,998	$146,003	$347,138	$326,089
Commercial	96,905	93,422	192,472	182,422
Industrial	65,530	72,270	129,399	129,871
Other retail	27,304	28,363	55,675	54,790
Other miscellaneous revenues	4,337	2,609	6,909	4,095
Total retail	348,074	342,667	731,593	697,267

Wholesale	28,659	39,116	61,088	79,349

RTO revenues	69,221	60,495	145,903	113,923

Other revenues	(981)	3,195	1,041	6,132

Total operating revenues	$444,973	$445,473	$939,625	$896,671

Other Statistics:
Average price per kWh - Retail (cents)	10.28	10.07	10.36	9.91
Fuel cost per net kWh generated (cents)	2.78	2.38	2.70	2.34
Fuel cost per net kWh generated (cents) - Includes allowance / coal sales and derivative gains	2.84	2.26	2.72	2.31
Electric customers at end of period	516,290	514,483	516,290	514,483
Average kWh use per residential customer	2,514	2,443	5,898	5,936
Peak demand - Maximum one-hour use (mw)	2,721	2,758	2,721	2,758
Total generation (millions of kWh)	3,271	3,957	6,944	8,246

Degree Days
Heating	513	365	3,480	3,423
Cooling	319	376	319	376

DPL Inc.

RECONCILIATION OF THE ESTIMATED RANGE OF 2011 NON-GAAP DILUTED EARNINGS PER SHARE

(unaudited)

	Estimate For the Year Ended
Non-GAAP Diluted Earnings per Share Reconciliation	December 31, 2011

2011 Diluted EPS - GAAP Range	$1.87	$2.12
Plus:
8.125% Debt repurchase premium and write-off	0.09	0.09
Tax adjustments	0.05	0.05
Storm costs	0.04	0.04
Estimated merger transaction costs	0.25	0.25
2011 Diluted EPS - Non GAAP Range*	$2.30	$2.55

* The estimated range of non-GAAP diluted earnings per share for full-year 2011 included in this press release includes three known adjustments and one estimated adjustment noted above. Additional events may arise that could affect the estimated adjustment and/or give rise to additional adjustments for estimated actual 2011 adjusted earnings per share information disclosed by DPL in the future.

Inquiries concerning this report should be directed to:

Craig Jackson

Vice President and Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.

# # #